Westwood Holdings Group, Inc. Reports First Quarter 2021 Results
Positive net flows exceed $500 million
Sales momentum continues in second quarter
Dividend of $0.10 per share declared

Dallas, TX, April 28, 2021 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2021 earnings. Significant items include:
▪Revenues of $18.3 million compared with $17.1 million in the fourth quarter and $16.7 million a year ago.
▪Net income of $4.1 million rose from $2.8 million in the fourth quarter and $1.1 million in last year's first quarter.
▪Income Opportunity, Total Return, High Income and Alternative Income strategies beat their primary benchmarks for the quarter.
▪Income Opportunity and High Income won top quartile peer rankings and our SmallCap Value strategy made the top 40% in peer rankings.
▪We realized a significant gain of $8.3 million on our original InvestCloud investment, of which $5.6 million was recorded in this quarter, and we reinvested $4.4 million in the newly-capitalized InvestCloud entity.
▪Westwood held $86.9 million in cash and short-term investments as of March 31, 2021, up $4.3 million from year end.
▪Stockholders' equity as of March 31, 2021 was $133.4 million and we continued to have no debt.
▪Non-GAAP economic earnings of $6.3 million compared with $4.6 million in the fourth quarter and $4.2 million a year ago.
▪We repurchased 92,491 shares of our common stock for an aggregate purchase price of $1.4 million.
Brian Casey, Westwood’s President and CEO, commented, "We were very pleased with positive net flows exceeding $500 million and we anticipate significant additional funding from new client mandates in the second quarter. Our pipeline for new business opportunities remains strong and we are seeing larger searches compared with the past few years. We remain laser-focused on reducing expenses and made further progress by subleasing a portion of our excess Dallas office space. Our hard work over the past few years along with the investments we made in technology and other strategic initiatives are paying off for our shareholders as Westwood enters a more reliable path to growth."
Revenues exceeded the fourth quarter and last year's first quarter principally as a result of higher average assets under management ("AUM") and higher performance-based fees.

AUM of $14.5 billion rose from $13.0 billion at December 31, 2020, reflecting market appreciation and net inflows, mainly in our SmallCap strategy.
First quarter net income of $4.1 million exceeded the $2.8 million reported for the fourth quarter primarily on higher revenues and realized gains from private investments, partially offset by higher operating expenses and income taxes. Diluted earnings per share ("EPS") of $0.52 compared with $0.36 for the fourth quarter. Non-GAAP economic earnings of $6.3 million, or $0.79 per share, compared with earnings of $4.6 million, or $0.58 per share, in the fourth quarter.
First quarter net income of $4.1 million outperformed 2020's first quarter net income of $1.1 million primarily on higher revenues plus realized and unrealized gains on private investments, partially offset by higher operating expenses and income taxes. Diluted EPS of $0.52 compared with $0.13 for last year's first quarter. Non-GAAP economic earnings were $6.3 million, or $0.79 per share, compared with $4.2 million, or $0.50 per share for the first quarter of 2020.
Economic earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.
Westwood will host a conference call to discuss first quarter 2021 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (U.S. and Canada) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through May 5, 2021 by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international) and entering the passcode 9883074.
ABOUT WESTWOOD HOLDINGS GROUP
Westwood Holdings Group, Inc. is an investment management boutique and wealth management firm. Westwood offers high-conviction equity and outcome-oriented solutions to institutional investors, private wealth clients and financial intermediaries. The firm specializes in the following distinct investment capabilities: U.S. Value Equity, Multi-Asset, and Liquid Alternatives, available through separate accounts, the Westwood Funds® family of mutual funds and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Houston.
For more information on Westwood, please visit westwoodgroup.com.
Forward-looking Statements
Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “believe,” “expect,” “could,” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation:
the composition and market value of our AUM; our ability to maintain our fee structure in light of competitive fee pressures; the impact of the COVID-19 pandemic; the significant concentration of our revenues in a small number of customers; our ability to avoid termination of client agreements and the related investment redemptions; regulations adversely affecting the financial services industry; competition in the investment management industry; our ability to develop and market new investment strategies successfully; our AUM include investments in foreign companies; our reputation and our relationships with current and potential customers; our ability to attract and retain qualified personnel; our ability to maintain effective cyber security; our ability to perform operational tasks; our ability to identify and execute on our strategic initiatives; our ability to maintain effective information systems; our ability to select and oversee third-party vendors; litigation risks; our ability to declare and pay dividends; our ability to fund future capital requirements on favorable terms; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain an effective system of internal controls; our stock is thinly traded and may be subject to volatility; our organizational documents contain provisions that may prevent or deter another group from paying a premium over the market price to our stockholders to acquire our stock; we are a holding company dependent on the operations and funds of our subsidiaries; our relationships with investment consulting firms; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2020 and its quarterly report on Form 10-Q for the quarter ended March 31, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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SOURCE: Westwood Holdings Group, Inc.

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Terry Forbes
Chief Financial Officer and Treasurer
(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
REVENUES:
Advisory fees:
Asset-based	$10,450	$8,751	$11,102
Performance-based	1,959	1,400	—
Trust fees	6,065	6,168	5,951
Trust performance-based fees	—	289	—
Other, net	(155)	505	(384)
Total revenues	18,319	17,113	16,669

EXPENSES:
Employee compensation and benefits	11,548	9,171	12,668
Sales and marketing	230	248	478
Westwood mutual funds	391	311	515
Information technology	1,992	1,892	2,031
Professional services	1,317	1,054	1,193
General and administrative	2,072	2,111	2,306
(Gain) loss on foreign currency transactions	—	12	(2,938)
Total expenses	17,550	14,799	16,253
Net operating income	769	2,314	416
Realized gains on private investments	8,325	—	—
Net change in unrealized appreciation (depreciation) on private investments	(2,326)	198	(995)
Investment income	196	(21)	544
Other income	50	33	34
Foreign currency translation adjustments to net income (loss) upon liquidation of a foreign subsidiary	—	24	—
Income (loss) before income taxes	7,014	2,548	(1)
Income tax expense (benefit)	2,913	(267)	(1,103)
Net income	$4,101	$2,815	$1,102
Other comprehensive income (loss):
Foreign currency translation adjustments	—	24	(3,242)
Reclassification of cumulative foreign currency translation adjustments to net income upon liquidation of a foreign subsidiary	—	(24)	—
Total comprehensive income (loss)	$4,101	$2,815	$(2,140)

Earnings per share:
Basic	$0.52	$0.36	$0.13
Diluted	$0.52	$0.36	$0.13

Weighted average shares outstanding:
Basic	7,887,044	7,830,115	8,414,393
Diluted	7,917,390	7,838,504	8,458,473

Economic Earnings	$6,288	$4,571	$4,200
Economic EPS	$0.79	$0.58	$0.50

Dividends declared per share	$0.10	$0.00	$0.43

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share amounts)
(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$12,989	$13,016
Accounts receivable	11,744	9,450
Investments, at fair value	73,880	69,542
Prepaid income taxes	336	1,700
Other current assets	2,588	2,606
Total current assets	101,537	96,314
Investments	4,455	8,154
Noncurrent investments at fair value	3,981	3,527
Goodwill	16,401	16,401
Deferred income taxes	1,418	1,468
Operating lease right-of-use assets	5,796	6,103
Intangible assets, net	13,129	13,535
Property and equipment, net of accumulated depreciation of $8,099 and $8,056	2,488	3,186
Other long-term assets	459	464
Total long-term assets	48,127	52,838
Total assets	$149,664	$149,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,431	$1,627
Dividends payable	1,109	810
Compensation and benefits payable	2,426	7,448
Operating lease liabilities	1,420	1,718
Accrued stock repurchases	359	—
Income taxes payable	2,450	191
Total current liabilities	10,195	11,794
Accrued dividends	230	526
Noncurrent operating lease liabilities	5,794	6,121
Total long-term liabilities	6,024	6,647
Total liabilities	16,219	18,441
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 10,630,452 and outstanding 8,313,003 shares at March 31, 2021; issued 10,500,549 and outstanding 8,326,948 shares at December 31, 2020	107	105
Additional paid-in capital	211,988	210,268
Treasury stock, at cost - 2,317,449 shares at March 31, 2021; 2,173,559 shares at December 31, 2020	(80,255)	(77,967)
Retained earnings (accumulated deficit)	1,605	(1,695)
Total stockholders’ equity	133,445	130,711
Total liabilities and stockholders’ equity	$149,664	$149,152

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,101	$1,102
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	207	233
Amortization of intangible assets	406	423
Net change in unrealized (appreciation) depreciation on investments	2,432	1,133
Realized gains on private investments	(8,325)	—
Stock-based compensation expense	1,722	2,616
Deferred income taxes	40	(1,643)
Non-cash lease expense	307	305
Gain on asset disposition	(148)	—
Changes in operating assets and liabilities:
Net (purchases) sales of trading securities	(4,444)	12,916
Accounts receivable	(2,295)	1,844
Other current assets	23	326
Accounts payable and accrued liabilities	803	(469)
Compensation and benefits payable	(5,026)	(7,356)
Income taxes payable	3,630	475
Other liabilities	(478)	(383)
Net cash (used in) provided by operating activities	(7,045)	11,522
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investments	9,258	—
Sale of property and equipment	501	—
Purchases of property and equipment	(9)	(16)
Purchases of investments	(15)	—
Net cash provided by (used in) investing activities	9,735	(16)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(1,045)	(3,947)
Purchases of treasury stock for employee stock plans	—	(697)
Restricted stock returned for payment of taxes	(884)	(1,120)
Cash dividends	(801)	(7,324)
Net cash used in financing activities	(2,730)	(13,088)
Effect of currency rate changes on cash	13	(3,068)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(27)	(4,650)
Cash and cash equivalents, beginning of period	13,016	49,766
Cash and cash equivalents, end of period	$12,989	$45,116

Supplemental cash flow information:
Cash paid during the period for income taxes	$769	$64
Accrued dividends	$1,339	$5,245
Accrued purchases of treasury stock	$359	$920

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income	$4,101	$2,815	$1,102
Add: Stock-based compensation expense	1,722	1,292	2,616
Add: Intangible amortization	406	428	423
Add: Currency translation adjustment reclassification	—	(24)	—
Add: Tax benefit from goodwill amortization	59	60	59
Economic Earnings	$6,288	$4,571	$4,200

Diluted weighted average shares	7,917,390	7,838,504	8,458,473
Economic EPS	$0.79	$0.58	$0.50

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic EPS. We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Our management and Board of Directors review Economic Earnings and Economic EPS to evaluate our ongoing performance, allocate resources, and review our dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for management and investors when evaluating our underlying operating and financial performance and our available resources. We do not advocate that investors consider these non-GAAP measures without also considering financial information prepared in accordance with GAAP.
We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets, and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.